EXHIBIT 10.7

FIRST AMENDMENT TO SERVICES AGREEMENT
This FIRST AMENDMENT TO SERVICES AGREEMENT (“Amendment”) is entered into on December 31, 2011, but effective as of July 19, 2011, by and between OILTANKING PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), OTLP GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), OILTANKING BEAUMONT SPECIALTY PRODUCTS, LLC, a Texas limited liability company (“Specialty Products”), and OILTANKING NORTH AMERICA, LLC, a Delaware limited liability company (“OTNA”). The above-named entities are sometimes referred to in this Amendment each as a “Party” and collectively as the “Parties.”
R E C I T A L S:
1.    The Parties have heretofore entered into that certain Services Agreement, dated and effective as of July 19, 2011 (the “Services Agreement”), which among other things, evidences the Parties’ agreement with respect to (i) the amount to be paid by the Partnership for certain selling, general, administrative and operating services to be performed by OTNA and its affiliates as well as direct expenses incurred by OTNA and its affiliates for and on behalf of the Partnership and its subsidiaries and (ii) certain indemnification obligations regarding such services.
2.    The Parties desire to amend the Services Agreement to, among other things, modify the reimbursement provisions for certain expenditures that OTNA incurs or payments that OTNA makes on behalf of the Partnership and its subsidiaries, and to provide for the payment to OTNA of a fixed fee for services that were previously reimbursable subject to the SG&A Expenses Limit (as defined in the Services Agreement).
In consideration of the agreements contained herein, and for other good and valuable consideration, the Parties hereby amend the Services Agreement as follows:
ARTICLE I
DEFINED TERMS

1.1    Defined Terms. All capitalized terms which are used but not defined in this Amendment shall have meanings assigned to such terms in the Services Agreement.

ARTICLE II
AMENDMENTS TO THE SERVICES AGREEMENT

2.1    The Services Agreement is hereby amended as follows:

(a)The definition of “SG&A Expenses Limit” in Article 1 of the Services Agreement is hereby deleted in its entirety and replaced with the following:

“SG&A Fee” has the meaning given such term in Section 2.1(d).
(b)The definition of “SP SG&A Expenses Limit” in Article 1 of the Services Agreement is hereby deleted in its entirety and replaced with the following:

“SP SG&A Fee” has the meaning given such term in Section 2.1(d).
(c)The definition of “Terminated Service” in Article 1 of the Services Agreement is hereby deleted in its entirety.

(d)Section 2.1(a) of the Services Agreement is hereby revised and amended in its entirety to read as follows:

“(a)    OTNA agrees to provide the Partnership Entities and Specialty Products with certain selling, general, administrative and operating services necessary to run the business of the Partnership Group (the “Business”) and the business of Specialty Products (the “SP Business”), including those services set forth in Schedule A and Schedule B (collectively, the “Services”). The Services shall be substantially similar in nature and quality to the services of each such type previously provided by Oiltanking Holding Americas, Inc., a Delaware corporation (“OTA”), in connection with its management and operation of the Business and the SP Business prior to OTA’s acquisition by the Partnership.”
(e)Section 2.1(c) of the Services Agreement is hereby revised and amended in its entirety to read as follows:

“(c)    [Intentionally omitted.]”
(f)Section 2.1(d) of the Services Agreement is hereby revised and amended in its entirety to read as follows:

“(d)    Subject to the provisions of this Section 2.1(d), OTNA shall be entitled to compensation for the Services listed in Schedule A (except as set specifically set forth in Schedule A) (i) from the Partnership Group equal to a fee of $14.5 million per year, payable in equal monthly installments (the “SG&A Fee”) and (ii) from Specialty Products equal to a fee of $365,000 per year payable in equal monthly installments (the “SP SG&A Fee”). Also subject to the provisions of this Section 2.1(d), OTNA shall be entitled to reimbursement from Specialty Products for all cash expenses and expenditures that OTNA incurs or payments OTNA makes on behalf of Specialty Products for OTNA-sourced operator services only (i.e., not including third-party operators), estimated at $285,000 per year (the “SP Operator Expenses,” which is not an absolute limit). The SG&A Fee, the SP SG&A Fee and the SP Operator Expenses (each an “Expenses Amount” and collectively, the “Expenses Amounts”) shall each be subject to adjustment as follows:
(i)Beginning January 1, 2013 and continuing on January 1 of each year thereafter, each Expenses Amount shall be increased by the percentage increase, if any, in the Consumer Price Index — All Urban Consumers, U.S. City Average, Not Seasonally Adjusted (the “CPI”). The base index (“Base CPI”) shall be the published CPI as of the month of Effective Date, which shall be compared with the first or subsequent anniversary date indices (each, a “Final CPI”). The percentage change will be calculated to the third decimal place and applied to such Expenses Amount to determine the adjustments to the Expenses Amount in accordance with the following formula:

Final CPI - Base CPI x Expenses Amount = Adjustment Amount
Base CPI
If the product of the foregoing formula is negative, there shall be no adjustment to the given Expenses Amount. In the event that the CPI is no longer kept or published, OTNA shall establish an alternative method of adjusting the Expenses Amounts based on a then currently published inflation index.
(ii)If after the Closing Date, the Partnership Group or Specialty Products completes any acquisition of assets or businesses or the business of the Partnership Group or Specialty Products otherwise expands, then the Expenses Amounts shall be appropriately increased, as applicable, in order to account for adjustments in the nature and extent of the Services provided by OTNA to the Partnership Entities and Specialty Products, with any such increases in the Expenses Amounts to be subject to the prior approval of the Conflicts Committee. Any issues that the Parties are not able to resolve pursuant to the foregoing sentence shall be resolved in accordance with Section 6.12.

(iii)Beginning on the third anniversary of the term of this Agreement, the Parties will meet at least annually on or about October 31 to review the scope of the Services, the standards of performance, performance metrics and activity levels and, if applicable, any adjustments to the Expenses Amounts. The Parties will use their good-faith efforts to resolve any issues concerning Service standards, performance metrics or changes in the Expenses Amounts, with any increase or decrease in the Expenses Amounts to be subject to the prior approval of the Conflicts Committee. Any issues that the Parties are not able to resolve pursuant to the foregoing sentence shall be resolved in accordance with Section 6.12.

The SG&A Fee and the SP SG&A Fee are separate and apart from and do not include reimbursement for direct costs and expenses incurred by OTNA to provide the Services listed in Schedule B, publicly traded partnership expenses of the Partnership Group as provided in Section 2.2 or for insurance reimbursements as provided in Section 2.3.”
(g)Section 2.2 of the Services Agreement is hereby revised and amended in its entirety to read as follows:

“2.2    Reimbursement for Publicly Traded Partnership Expenses. The Partnership Entities hereby agree to reimburse OTNA for all expenses and expenditures that OTNA incurs or payments that it makes as a result of the Partnership becoming a publicly traded partnership, including (but not limited to) expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the New York Stock Exchange; independent auditor fees; legal fees; investor relation expenses; and registrar and transfer agent fees. The obligation of the Partnership Entities to reimburse OTNA pursuant to this Section 2.2 shall not be subject to any monetary limitation, and it shall be paid separate and apart from the SG&A Fee and the SP SG&A Fee set forth in Section 2.1.”
(h)Section 2.3 of the Services Agreement is hereby revised and amended in its entirety to read as follows:

“2.3    Reimbursement for Insurance. The Partnership Entities hereby agree to reimburse OTNA for all expenses that OTNA incurs or payments that it makes on behalf of the Partnership Entities for insurance coverage with respect to the Business; provided, however, that expenses attributable to insurance coverage that relates to Services listed in Schedule A, such as health insurance and workers’ compensation insurance, are accounted for in and covered by the SG&A Fee and the SP SG&A Fee. The obligation of the Partnership Entities to reimburse OTNA pursuant to this Section 2.3 shall not be subject to any monetary limitation, and it shall be paid separate and apart from the SG&A Fee and the SP SG&A Fee set forth in Section 2.1.”
(i)Section 2.6 of the Services Agreement is hereby revised and amended in its entirety to read as follows:

“2.6    Payments. On or before the first business day of each month, OTNA shall send separate invoices to the Partnership and to Specialty Products for (i) an amount equal to 1/12th of the annual SG&A Fee and the SP SG&A Fee and (ii) those amounts of money associated with all expenses or expenditures estimated by OTNA to be incurred or payments estimated by OTNA to be made by OTNA during the given month that are to be reimbursed by the Partnership Entities and Specialty Products, respectively, and pursuant to Sections 2.1, 2.2 and 2.3 hereof (each, an “Estimate Invoice”). Subject to Section 2.7, the Partnership Entities and Specialty Products shall pay or cause to be paid each Estimate Invoice within thirty (30) days after the date of the Estimate Invoice. Any Estimate Invoice that is not paid within such thirty (30) day period shall be subject to late charges, calculated based on a rate per annum equal to the ‘prime rate’ as set forth from time to time in The Wall Street

Journal, Eastern Edition,‘Money Rates’ column (or the maximum legal rate, whichever is lower), for each month or portion thereof that the statement is overdue. The Estimate Invoices shall be “trued up” within ten (10) days of the end of each quarter based on the actual amount of the expenses, expenditures or payments in respect of which estimates were made in the immediately preceding quarter, and OTNA will deliver to the Partnership Entities and Specialty Products revised invoices (each, a “True Up Invoice”) reflecting any adjustments to the Estimate Invoices. The Partnership Entities and Specialty Products shall each pay or cause to be paid any amount set forth in a True Up Invoice that is in OTNA’s favor (a “Shortfall Amount”) within ten (10) days after the date of the True Up Invoice. Any Shortfall Amount that is not paid within such ten-(10)-day period shall be subject to late charges, calculated based on a rate per annum equal to the ‘prime rate’ as set forth from time to time in The Wall Street Journal, Eastern Edition, ‘Money Rates’ column (or the maximum legal rate, whichever is lower), for each month or portion thereof that the statement is overdue. OTNA shall credit against the next Estimate Invoice any amount set forth in a True Up Invoice that is in the Partnership Entities’ or Specialty Products’ favor.”
(j)Section 3.2 of the Services Agreement is hereby revised and amended in its entirety to read as follows:

(k)“3.2    [Intentionally Omitted.]”

(l)Schedule A to the Services Agreement is hereby amended and restated in its entirety as set forth in Schedule A attached hereto.

(m)Schedule B to the Services Agreement is hereby amended and restated in its entirety as set forth in Schedule B attached hereto.

ARTICLE III
MISCELLANEOUS

3.1    Binding Effect. This Amendment shall bind and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

3.2    No Third Party Beneficiaries. Except as otherwise provided, this Amendment is for the sole benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and their successors and permitted assigns, any legal or equitable rights hereunder, whether as third-party beneficiaries or otherwise.

3.3    Amendments. No amendment to this Amendment shall be effective unless it is in writing and signed by each Party hereto.

3.4    Further Assurances. The Parties agree to execute such additional instruments, agreements and documents and to take such other actions, as may be necessary to effect the purposes of this Amendment.

3.5    Counterparts. This Amendment may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

3.6    Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

3.7    Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

3.8    Effect of Amendment. This Amendment only amends the Services Agreement as specifically provided herein and all other provisions of the Services Agreement are hereby ratified and confirmed and shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

OILTANKING PARTNERS, L.P. By: OTLP GP, LLC, its General Partner

By:	/s/ Carlin Conner
Name:	Carlin Conner
Title:	President & Chief Executive Officer

By:	/s/ Kenneth Owen
Name:	Kenneth Owen
Title:	Administrative Representative

OILTANKING NORTH AMERICA, LLC

By:	/s/ Carlin Conner
Name:	Carlin Conner
Title:	President & Chief Executive Officer

By:	/s/ Donna Hymel
Name:	Donna Hymel
Title:	Administrative Representative

OTLP GP, LLC

By:	/s/ Carlin Conner
Name:	Carlin Conner
Title:	President & Chief Executive Officer

OILTANKING BEAUMONT SPECIALTY PRODUCTS, LLC

By:	/s/ Carlin Conner
Name:	Carlin Conner
Title:	President & Chief Executive Officer

(Signature Page to First Amendment to the Services Agreement)

SCHEDULE A
Services Included within the SG&A Fee
and the SP SG&A Fee

1)    executive officer compensation and related expenses,

2)
investor relations (provided that the SG&A Fee and the SP SG&A Fee shall not include, and shall be paid separate and apart from, reimbursement of expenses for investor relations services that are to be reimbursed pursuant to Section 2.2),

3)    sales and marketing,

4)	corporate legal for support of existing assets of the Partnership Group and Specialty Products for support of existing assets of the Partnership Group and Specialty Products,

5)
accounting (provided that the SG&A Fee and the SP SG&A Fee shall not include, and shall be paid separate and apart from, reimbursement of expenses for accounting services that are to be reimbursed pursuant to Section 2.2),

6)    treasury and cash management,
7)    creditor management and collections,
8)    internal audit,

9)	tax reporting and administration for support of existing assets of the Partnership Group and Specialty Products,
10)    insurance administration and claims processing,
11)    risk management,

12)	health, safety, security and environmental affairs for support of existing assets of the Partnership Group and Specialty Products,

13)	human resources management for support of existing assets of the Partnership Group and Specialty Products,
14)    payroll administration,
15)    internal training,

16)	engineering services for support of existing assets of the Partnership Group and Specialty Products,

17)	Enterprise Resource Planning for support of existing assets of the Partnership Group and Specialty Products, and

18)	information technology for support of existing assets of the Partnership Group and Specialty Products.

SCHEDULE B
Services to be Reimbursed
1)    operations,
2)    maintenance and repair,
3)    inventory management,
4)    facilities management,

5)	services of third party consultants and advisers, and

6)    services and business development for support of new or expansion projects.